CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Senior Notes Due 2017	$2,741,200,000	$293,308.40
Floating Rate Senior Notes Due 2014	$1,750,000,000	$187,250.00

PROSPECTUS Dated January 25, 2006 PROSPECTUS SUPPLEMENT Dated January 25, 2006	Pricing Supplement No. 175 to Registration Statement No. 333-131266 Dated January 4, 2007 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES F
Fixed Rate Senior Notes Due 2017
Floating Rate Senior Notes Due 2014

We, Morgan Stanley, are offering the notes described below on a global basis. We may not redeem the Global Medium-Term Notes, Series F, Floating Rate Senior Notes Due 2014 (the “floating rate notes”) prior to the maturity thereof. We may redeem some or all of the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2017 (the “fixed rate notes” and together with the floating rate notes, the “notes”) at any time in accordance with the provisions described in the accompanying prospectus under the heading “Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below relating to the fixed rate notes.

We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes.” In addition, we describe the basic features of the fixed rate notes in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and we describe the basic features of the floating rate notes in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below.

On October 1, 2006, The Bank of New York succeeded JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) as the trustee under the Senior Debt Indenture under which the notes are issued.

Fixed Rate Notes		Floating Rate Notes
Principal Amount:	$2,750,000,000	Principal Amount:	$1,750,000,000
Maturity Date:	January 9, 2017	Maturity Date:	January 9, 2014
Settlement Date		Settlement Date
(Original Issue Date):	January 9, 2007	(Original Issue Date):	January 9, 2007
Interest Accrual Date:	January 9, 2007	Interest Accrual Date:	January 9, 2007
Issue Price:	99.680%	Issue Price:	100%
Specified Currency:	U.S. dollars	Specified Currency:	U.S. dollars
Redemption Percentage at Maturity:	100%	Redemption Percentage at Maturity:	100%
Interest Rate:	5.45% per annum (calculated on a 30/360 day count basis)	Base Rate:	LIBOR Telerate
Interest Payment Dates:	Each January 9 and July 9, commencing on July 9, 2007	Spread (Plus or Minus):	Plus 0.30%
		Index Maturity:	Three months
		Index Currency:	U.S. dollars

(continued on the next page)		(continued on the next page)

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

Fixed Rate Notes (continued)		Floating Rate Notes (continued)
Interest Payment Period:	Semi-annual	Initial Interest Rate:	To be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date
Minimum Denominations:	$100,000 and integral multiples of $1,000 in excess thereof	Interest Payment Dates:	Each January 9, April 9, July 9 and October 9, commencing April 9, 2007
Business Days:	New York	Interest Payment Period:	Quarterly
CUSIP:	617446C23	Interest Reset Dates:	Each Interest Payment Date
ISIN:	US617446C235	Interest Reset Period:	Quarterly
Other Provisions:	Optional make-whole redemption (treasury spread: plus 15 basis points)	Interest Determination Dates:	The second London banking day prior to each Interest Reset Date
		Reporting Service:	Telerate (Page 3750)
		Business Days:	New York
		Calculation Agent:	The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
		Minimum Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
		CUSIP:	617446B99
		ISIN:	US617446B997
		Other Provisions:	None

Supplemental Information Concerning Plan of Distribution

On January 4, 2007, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.230% for the fixed rate notes and 99.65% for the floating rate notes, each of which we refer to as the “purchase price” for that series of notes. The fixed rate notes purchase price equals the stated issue price of 99.680% less a combined management and underwriting commission of 0.45% of the principal amount of the fixed rate notes and the floating rate notes purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.35% of the principal amount of the floating rate notes.

Name	Principal Amount of Fixed Rate Notes	Principal Amount of Floating Rate Notes
Morgan Stanley & Co. Incorporated	$2,392,500,000	$1,522,500,000
ABN AMRO Incorporated	27,500,000	17,500,000
BMO Capital Markets Corp.	27,500,000	17,500,000
Calyon Securities (USA), Inc.	27,500,000	17,500,000
Deutsche Bank Securities Inc.	27,500,000	17,500,000
HVB Capital Markets, Inc.	27,500,000	17,500,000
RBC Capital Markets Corporation	27,500,000	17,500,000
Santander Investment Securities, Inc.	27,500,000	17,500,000
Scotia Capital (USA) Inc.	27,500,000	17,500,000
Wachovia Capital Markets, LLC	27,500,000	17,500,000
Wells Fargo Securities, LLC	27,500,000	17,500,000
Loop Capital Markets, LLC	13,750,000	8,750,000
Muriel Siebert & Co., Inc.	13,750,000	8,750,000
Samuel A. Ramirez & Company, Inc.	13,750,000	8,750,000
The Williams Capital Group, L.P.	13,750,000	8,750,000
Toussaint Capital Partners, LLC	13,750,000	8,750,000
Utendahl Capital Partners, L.P.	13,750,000	8,750,000

Total	$2,750,000,000	$1,750,000,000

PS-2

With respect to notes to be offered or sold in the United Kingdom, each manager agrees (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by such manager in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by such manager in relation to the notes in, from or otherwise involving the United Kingdom.

Each manager agrees that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan including any corporation or other entity organized under the laws of Japan) or to others for the re-offering or re-sale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan.

Furthermore, each manager agrees that it will not purchase, deliver, offer or sell the notes or possess or distribute offering material in relation to the notes in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by such manager or for or on behalf of us unless such consent, approval or permission has been previously obtained.

United States Federal Income Taxation

The floating rate notes will be treated as variable rate debt instruments for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders— Notes— Floating Rate Notes.”

If you are a non-U.S. investor, please refer to the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.” Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

PS-3